[LOGO]
Pennichuck Corporation
Four Water Street * P.O. Box 448
Nashua, New Hampshire 03061-0448
Tel. (603) 882-5191  Fax 882-4125


                            FOR IMMEDIATE RELEASE

April 2, 2003

                   PENNICHUCK ANNOUNCES NEW CHAIRMAN, CEO
           Pennichuck Board elects John R. Kreick Chairman and CEO


Contact:          John R. Kreick, Chairman, CEO
                  Stephen J. Densberger, Executive Vice President

Phone:            603-882-5191
Fax:              603-882-4125
                  www.pennichuck.com

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Nashua, NH, April 2, 2003 - Pennichuck Corporation announced today that Dr.
John R. Kreick, a member of Pennichuck's Board of Directors since 1998, has been named Chairman and CEO of the Company. Dr. Kreick has been appointed to the new Board position of Chairman and will serve as interim Chief Executive Officer following the retirement today of Maurice L. Arel as the President, Chief Executive Officer and a director of the Company. Mr. Arel has served as in those positions since 1985.

The Pennichuck Board also announced today the formation of an executive search committee to seek a replacement for Dr. Kreick as CEO. The Committee is made up of Board members Hannah McCarthy, Martha O'Neill and Charles Clough. Ms. McCarthy will serve as chair of the committee.

Mr. Kreick stated, "My top three priorities are to assure the delivery of the highest quality service to the Company's customers, to work with the Board's search committee to select a qualified candidate to become CEO for the long-term, and to resolve the ongoing investigations by the NH Bureau of Securities and the SEC as they relate to Pennichuck." He stated, "I continue to be impressed with the quality of the Pennichuck workforce and the excellent job our people do in providing high quality service to our customers."

Dr. Kreick served as President of Sanders Associates and as a vice president of the Lockheed Martin Corporation from January 1988 until March 1998. Dr. Kreick received his Bachelor of Science degree in physics from the University of Michigan in 1965. As a Rackman graduate fellow, he worked at the University's Space Physics Research Laboratory and received his Masters of Science degree in physics in 1966. He received his Ph.D. in theoretical physics from the University of Michigan in 1969 and he holds eight patents in infrared and electro-optical technology. Dr. Kreick is a member of the board of directors


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of EMS Technologies, Inc., the New England Council, Draper Labs and the
Southern New Hampshire Regional Medical Center and a trustee of Rivier College. Dr. Kreick has served on numerous Department of Defense panels and committees. In 1993, Dr. Kreick received the Electronic Warfare Association's highest award - the Gold Medal of Electronic Warfare and is a recipient of Aviation Week magazine's Aerospace Laurels Award for his long-term contributions to electronic warfare.

Pennichuck Corporation is a holding company headquarted in Nashua, NH. Pennichuck's operating subsidiaries provide water utility service to over 100,000 people in southern and central New Hampshire. The Company also operates a real estate subsidiary and a service company that provides contract operation and maintenance services to over 60 private water systems. Pennichuck's common stock is trade on the Nasdaq NMS exchange under the symbol "PNNW".


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